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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated April
18, 1997 and the Letter of Transmittal which are applicable to the Shares tendered. Capitalized terms not defined in this announcement have the respective meanings ascribed to such terms in the Offer to Purchase. The Company is not aware of any jurisdiction in which the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute.
If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Legg Mason Wood Walker, Incorporated as Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                                 PG Energy Inc.

                                    formerly

                       Pennsylvania Gas and Water Company

            Notice of Offer to Purchase for Cash Any and All of the Outstanding Shares of the Following Series of its Preferred Stock

Title of Series of Preferred      Outstanding Shares   Purchase Price (per Share)   Trading Symbol
----------------------------      ------------------   --------------------------   --------------
4.10% Cumulative Preferred Stock        78,853                   $70.00                 PGWCP

     PG Energy Inc., a Pennsylvania corporation formerly known as Pennsylvania Gas and Water Company (the "Company"), invites the holders of its 4.10% Cumulative Preferred Stock (the "Shares") to tender any or all of their Shares to the Company for purchase at the purchase price set forth above, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 18, 1997 (the "Offer to Purchase") and in the Letter of Transmittal for the Shares tendered (the "Letter of Transmittal"). The Offer to Purchase, together with the applicable Letter of Transmittal, constitutes the "Offer".

     The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer to Purchase.

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          THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK
        CITY TIME, ON FRIDAY, MAY 16, 1997, UNLESS THE OFFER IS EXTENDED.

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     Neither the Company nor any of its directors or executive officers makes any recommendation to stockholders as to whether to tender all or any Shares. Each stockholder must make his or her own decision as to whether to tender Shares and, if so, how many Shares to tender.

     The Offer gives holders of Shares the opportunity to sell their Shares at a premium over market price and without the usual transaction costs associated with a market sale. The Company's purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, and depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public although there is currently no established trading market for the Shares, excluding limited and sporadic quotations.

     The Company will pay to a Soliciting Dealer (as defined in the Offer to Purchase) a solicitation fee of $1.50 per Share for any Shares tendered and accepted for payment and paid for pursuant to the Offer, subject to certain conditions.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after June 13, 1997, unless theretofore accepted for payment as provided in the Offer to Purchase.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ BEFORE STOCKHOLDERS DECIDE WHETHER TO ACCEPT OR REJECT THE OFFER.

     These materials are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The information required to be disclosed by Rule 13e-4(d)(1) of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated in this notice by reference.

     Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address listed below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent and such copies will be furnished promptly at the Company's expense. Stockholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

           The Dealer Manager:                   The Information Agent:

         Legg Mason Wood Walker                  D.F. King & Co., Inc.
              Incorporated                          77 Water Street
                                                New York, New York 10005
    7 East Redwood Street, 6th Floor                 (800) 769-5414
          Baltimore, MD 21202


April 18, 1997

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